Exhibit 99.1

News Release

Brooke Corporation Announces Fourth Quarter and Year End Results

OVERLAND PARK, Kan., March 2, 2006 – Brooke Corporation (Nasdaq:BXXX) today reported its fourth quarter and full year 2005 financial results.

Net income for the year ended Dec. 31, 2005, totaled $9,705,000 or 86 cents per diluted share, on revenues of $145,418,000, as compared to net earnings of $6,694,000, or 65 cents per diluted share, on revenues of $101,923,000 for the prior year. For this 12-month period, total earnings increased 45 percent and total revenues increased 43 percent.

Brooke also announced that net earnings for the three months ended Dec. 31, 2005, totaled $2,279,000, or 20 cents per diluted share, on revenues of $39,286,000, as compared to net earnings of $1,478,000, or 14 cents per diluted share, on revenues of $29,856,000 for the same period a year ago. For this three-month period, total earnings increased 54 percent and total revenues increased 32 percent.

The number of franchise locations increased to 552 on Dec. 31, 2005 from 370 on Dec. 31, 2004, an annual increase of 49 percent. The amount of our loan portfolio increased to $277,414,000 on Dec. 31, 2005 from $183,384,000 on Dec. 31, 2004, an annual increase of 51 percent.

Additionally, Brooke Corporation will host a conference call for analysts and investors at 4 p.m. CST (5 p.m. EST) today. Chairman and Chief Executive Officer, Robert Orr, along with President and Chief Operating Officer, Anita Larson, and Chief Financial Officer, Leland Orr will discuss the quarter and year end results and address analyst and investor questions. The public and media are invited to listen to the call, which will be broadcast live via the Internet. The call is being webcast by Thomson/CCBN and can be accessed at Brooke Corporation’s Web site, www.brookecorp.com. A replay of the call will be available on the Web site for the next 12 months.

About our company   Brooke Corporation is listed on the Nasdaq National Market under the symbol “BXXX”. Brooke Corporation is a holding company with three operating subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 560 franchise locations. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies and other businesses that sell insurance or financial services, including Brooke franchisees. Brooke Brokerage Corporation is a subsidiary that brokers hard-to-place insurance and brokers loans for general insurance agencies specializing in hard-to-place insurance sales. For more information, visit www.brookecorp.com.

Contact… Anita Larson, Brooke Corporation, larsa@brookecorp.com or (913) 661-0123

Email Distribution… If you would like to receive electronic press release information then please visit the “Investor Relations” section of Brooke Corporation’s Web site at www.brookecorp.com and subscribe to our “Email Alerts” on-line.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.

Brooke Corporation
2005 Annual Results by Segment
(in thousands)

2005 (in thousands)	Franchise Services Business	Brokerage Business	Lending Services Business	Unallocated Amounts	Elimination of Intersegment Activity	Consolidated Totals

Insurance commissions	$80,490	$6,382	$—	$—	$—	$86,872
Policy fee income	—	1,581	—	—	—	1,581
Insurance premiums earned	—	944	—	—	(133)	811
Interest income	139	245	10,674	68	(766)	10,360
Gain on sale of notes receivable	—	—	7,458	—	(23)	7,435
Seller consulting fees	4,916	1,666	—	—	(1,666)	4,916
Initial franchise fees for basic services	19,375	—	—	—	—	19,375
Initial franchise fees for buyers assistance plans	10,133	—	—	—	—	10,133
Gain on sale of businesses	3,091	—	—	—	—	3,091
Other income	874	376	316	19	(741)	844
Total Operating Revenues	119,018	11,194	18,448	87	(3,329)	145,418
Interest expense	1,515	332	3,207	1,554	(765)	5,843
Commissions expense	64,233	2,724	—	—	—	66,957
Payroll expense	19,620	3,647	1,483	3,865	—	28,615
Insurance loss and loss expense incurred	—	(60)	—	—	—	(60)
Depreciation and amortization	(14)	584	1,120	729	13	2,432
Other operating expenses	25,978	2,179	2,802	5,266	(9,560)	26,665
Income Before Income Taxes	7,686	1,788	9,836	(11,327)	6,983	14,966